Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS JUNE SALES

HOUSTON, TX, July 10, 2003 - Stage Stores, Inc. (Nasdaq: STGS) today reported that comparable store sales for the five-week period ended July 5, 2003 decreased 3.1% as compared to the prior year five-week period ended July 6, 2002, during which comparable store sales increased 8.9%. Total sales increased 0.8% to $72.2 million from $71.6 million in the prior year period.

The Company reported that its dresses, home & gifts and shoe departments had comparable store sales increases during the month, and its intimate apparel, men's and misses sportswear departments performed better than the Company average.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "Although still negative, our comparable store sales results for June represented a significant improvement in the year-over-year trend as compared to last month's performance. While we see this trend as encouraging, the mix of business during June remained the same as last month, with a higher percentage of sales comprised of sale and clearance merchandise compared to the prior year. This demonstrates that we are still operating in a weak economic environment which continues to put pressure on merchandise margins."

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2003	2002	2003	2002
1st Quarter	(7.5)%	7.0%	$198.0	$206.7
May	(6.6)	8.8	65.0	66.9
June	(3.1)	8.9	72.2	71.6
2nd Qtr-To-Date	(4.8)	8.9	137.2	138.5
Year-To-Date	(6.4)	7.7	335.2	345.2

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Stage Stores Reports June Sales

In addition to reporting sales, the Company announced that it will open four new stores on July 24th. The new stores will be located in Burkburnett, Texas, Baton Rouge, Louisiana, Nogales, Arizona and Rolla, Missouri.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities throughout the south central United States. The Company currently operates a total of 362 stores in 13 states under the Stage, Bealls and Palais Royal names. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

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